Exhibit 99.1

For Immediate Release

For more information, please contact:

Allison Niday

Reed Bolton Byrum

Impact Communications	Versata Public Relations
831-439-9068	864.567.7468
allison@impactcommpr.com	r.byrum@att.net

VERSATA TO ACQUIRE ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Product and Project Portfolio Management Solution Provider to Join Enterprise Software Leader

NEWPORT BEACH, CA/OAKLAND, CA, March 13, 2006 – Artemis International Solutions Corporation (OTCBB:AMSI.OB), a provider of Investment Planning and Control solutions and a leading vendor in the emerging market for Product Portfolio Management applications, announced today it has entered into a merger agreement with a wholly-owned subsidiary of Trilogy, Inc., in a transaction valued at approximately $27 million. The agreement provides for the payment of $1.60 per share to holders of Artemis’ common stock and $2.20 per share to the holders of Series A Preferred Stock of Artemis, which represents their liquidation value. On completion of the merger, Artemis will become part of Trilogy’s recently announced Versata group, a leading provider of business rules, configuration and pricing management systems. The transaction is subject to the approval of the stockholders of Artemis, with a meeting expected to be held in May.

Artemis’s successful solutions and global positioning are expected to become powerful additions to Versata’s offering. Artemis has led the way in the development of Enterprise Portfolio, Project and Resource management software products on a worldwide basis since 1976. It also believes it has successfully positioned itself to take advantage of the convergence of the fast growing Product Life Cycle Management (PLM) and Product Portfolio Management (PPM) markets — a class of software applications used by all type of manufacturing companies, from automotive to high-tech and consumer goods.

“With our presence in 44 countries and up to 80 percent of our revenues derived from outside the United States, Artemis International Solutions will provide an expanded global platform for Versata, primarily in Europe and secondarily in Asia,” Patrick Ternier, president and CEO of Artemis said. “Our product suite will position Versata in one of the fastest growing enterprise application markets, and will bring diversity and added power to Versata’s high-value enterprise software offerings.  We look forward to joining Versata’s team of excellent people and products.”

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“Versata welcomes the bold global vision Artemis can bring to our enterprise solutions,” said Randall Jacops, General Manager of Versata. “Artemis’ excellent product and project management solutions will dovetail perfectly not only with our current product offerings, but also our extended strategy to provide a strong environment of value and success for our customers.”

Trilogy announced last week the transfer of its enterprise software business to the Versata group, which will operate as a separate business unit enabling Trilogy to focus exclusively on its strategic, high growth Internet Value Services (“vServices”) business.

About Artemis

Artemis is one of the world’s leading providers of investment planning and control solutions that help organizations execute strategy through effective portfolio and project management.  Artemis has refined 30 years experience into a suite of solutions and packaged consulting services that address the specific needs of both industry and public sector including, New Product Development, IT management, program management, fleet and asset management, outage management and detailed project management.  With a global network covering 44 countries, Artemis is helping thousands of organizations to improve their business performance through better alignment of strategy, investment planning and project execution.  For more information visit www.aisc.com.

About Versata

Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications.  The Versata solution effectively and efficiently replaces time-intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specifications.  Further information is available at www.versata.com.

Forward-looking Statements: Any statements made regarding the proposed transaction between Trilogy, Inc. and Artemis International Solutions Corporation, the expected results of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, read the discussion of risks and uncertainties in the Artemis International Solutions Corporation. 2004 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.